NET SMELTER RETURNS PURCHASE ROYALTY AGREEMENT

THIS NET SMELTER RETURNS PURCHASE ROYALTY AGREEMENT dated as of the 11th day of February, 2020.

BETWEEN:

ENERTOPIA CORP., a corporation duly incorporated under the laws of the State of Nevada

(the "**Owner**")

OF THE FIRST PART

AND:

LINUS TRUST (ITA5831/2007). a trust duly incorporated under the laws of Bermuda and continued to the Cook Islands

(the "**Royalty Holder**")

OF THE SECOND PART

(the Owner and the Royalty Holder may also be referred to collectively as the "**Parties**" and individually as a "**Party**")

WHEREAS the Owner is the owner of a 100% undivided interest in certain unpatented located mining claims, subject to the paramount title of the United States of America, located in Esmeralda County, Nevada. The interest described above are more particularly described in Schedule "A" attached hereto and forming a part hereof (the "**Property**");

AND WHEREAS the Property is free and clear of any and all liens, charges, security interests, claims, mortgages and other encumbrances;

AND WHEREAS the Owner seeks to grant to the Royalty Holder a certain net smelter returns royalty, all on and subject to the terms and conditions herein contained;

AND WHEREAS the Parties are therefore desirous of executing and delivering this Agreement, all on and subject to the terms and conditions contained herein;

AND WHEREAS capitalized terms when used in these preambles shall have the respective meanings set forth in Article 1;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties mutually agree as follows:

{W0388567}

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless otherwise provided:

"**Affiliate**" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly Controls, is Controlled by, or is under common Control with, a Party to this Agreement.

"**Agreement**" means this Net Smelter Returns Royalty Agreement;

"**Allowable Deductions**" means, for any Month, all costs, charges and expenses paid or incurred by the Owner during that Month for or with respect to Products comprising:

(i) charges for treatment in the smelting, refining and other beneficiation process (including handling, processing, and provisional settlement fees, weighing, sampling, assaying umpire and penalties and other processor deductions), but excluding costs of mining and milling or concentrating;

(ii) actual costs of transportation (including loading, freight, security and insurance, demurrage and delay) of Products from the Property to the place of treatment and then to the place of Sale; and

(iii) sales, use, severance, excise, net proceeds of mine and ad *valorem* taxes and any tax on or measured by mineral production, but not including: (a) income taxes of the Owner or the Royalty Holder; (b) government royalties; and (c) any reimbursable sales or other taxes;

provided that:

(iv) where Products are processed on or off the Property in a facility wholly or partially owned by the Owner, a member of the Owner or an Affiliate of the Owner or an Affiliate of a member of the Owner, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm's length basis or which would not be Allowable Deductions if those Products were processed by an independent third party; and

"**Annual Report**" means a written report, in relation to any calendar year, detailing:

(i) the number of tonnes of Minerals produced from the Property;

(ii) if applicable, the names and addresses of each Offtaker to which the Minerals referred to in subsection (i) were delivered;

(iii) the Gross Proceeds, the Allowable Deductions which were applied against the Gross Proceeds and the Net Smelter Returns which have resulted or which are estimated to result from the Minerals referred to in subsection (i);

{W0388567}

(iv) the amount of the Royalty which has been paid to the Royalty Holder with respect to the Minerals referred to in subsection (i), in accordance with the provisions of this Agreement;

(vi) prices used by the Owner and their respective Affiliates for short term and long term planning purposes with respect to the Property;

(vii) details of any material health or safety violations and material violations of any applicable laws (including environmental laws), in each case with respect to the Property; and

(viii) a summary of the status of any and all material permit and permit applications with respect to the Property and mining operations to be conducted thereon during the upcoming annual period;

"**Audit**" has the meaning set forth in section 3.4;

"**Audit Dispute Notice**" has the meaning set forth in section 3.9;

"**Business Day**" means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

"**Cash Flow**" means, on a before income tax basis, gross revenue received by the Royalty Holder from payments made pursuant to the Royalty.

"**Commercial Production**" means the operation of the Property or any part thereof as a mine but not including any bulk sampling programs or pilot plant or test operations;

"**Confidential Information**" has the meaning set forth in section 9.2;

"**Control**" or "**Controlled**" means, when used as a verb:

(i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management or by contract, operating agreement, voting trust or otherwise;

(ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and

(iii) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in subsections (i) and (ii) of this definition;

"**Demanding Party**" has the meaning set forth in section 7.1;

"**Dispute Notice**" has the meaning set forth in section 7.1;

"**Effective Date**" means the date of the execution and delivery of this Agreement by the Parties;

{W0388567}

"**Expert's Report**" has the meaning set forth in section 3.9;

"**Gross Proceeds**" means, for any Month, proceeds received or deemed to be received by the Owner from the Sale of the Products from the Commercial Production of the Property, whether processed on or off of the Property determined as follows, but subject to section 3.5:

> (i) if Products are sold by the Owner in the form of ore, concentrates, or battery grade lithium carbonate or battery grade lithium hydroxide then the Gross Proceeds in respect of such ore, or concentrates will be equal to the amount of the proceeds actually received by the Owner during the Month from the sale of such raw ore, concentrates or, battery grade lithium carbonate and or battery grade lithium hydroxide;

"**Located Mining Claims**" means the located mining claims, as more particularly described in Schedule "A";

"**Loss**" means an insurable loss of or damage to Products, whether or not occurring on or off the Property and whether the Products are in the possession of the Owner or otherwise;

"**Losses**" means all damages, claims, losses (other than consequential damages or loss of profits), liabilities, fines, penalties and expenses;

"**Materials**" has the meaning set forth in section 2.5;

"**Minerals**" means any and all economic material, in the form of ore, concentrates, or battery grade lithium carbonate or battery grade lithium hydroxide, produced from the Commercial Production of the Property;

"**Month**" means a calendar month;

"**Net Smelter Returns**" for any Month means for any Product for which there has been a Sale, the Gross Proceeds for such Month from the Sale of such Product less Allowable Deductions for such Month related to such Product;

"**Offer**" has the meaning set forth in section 6.2;

"**Offtaker**" means the counterparty to an Offtake Agreement;

"**Offtake Agreement**" means any refining, smelting, brokering, marketing and/or processing agreement entered into by the Owner or its Affiliates with respect to Minerals produced from the Property;

"**Owned Claims**" means the located mining claims owned by the Owner, as more particularly described in Schedule "A";

"**Owner**" has the meaning set forth in the preambles to this Agreement;

"**Owner Indemnified Parties**" has the meaning set forth in section 5.1;

"**Party**" or "**Parties**" means one or more of the parties to this Agreement;

{W0388567}

"**Person**" means and includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, governmental agency or board or commission or authority and any other form of entity or organization;

"**Production**" means either (i) the quantity of refined battery grade lithium carbonate and or battery grade lithium hydroxide that is outturned to the Owner's account by a refinery during a Month, or (ii) the recoverable and saleable quantity of lithium contained in minerals (minerals shall include host rock or concentrates) derived from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market of arm's length sales or purchases between unrelated parties;

"**Products**" means all Minerals mined from the Property and all concentrates and other mineral products, Minerals or minerals which are derived therefrom, whether on or off the Property.

"**Property**" has the meaning ascribed thereto in the preambles to this Agreement;

"**Released Property**" has the meaning set forth in section 2.5;

"**Relinquishment Event**" has the meaning set forth in section 2.5;

"**Responding Party**" has the meaning set forth in section 7.1;

"**Royalty**" means 1.0% of Net Smelter Returns;

"**Royalty Holder Indemnified Parties**" has the meaning set forth in section 5.2;

"**Sale**" means a sale or transfer of title of a Product by or on behalf of the Owner or any Affiliate of the Owner to a Person, whether or not an Affiliate of the Owner and is deemed to include a deemed transfer of title to Products transported off the Property that the Owner elects to have credited to or held for its account by an Offtaker and any transfer or deemed transfer of title to Products;

"**Selling Party**" has the meaning set forth in section 6.2;

"**Third-Party Offer**" has the meaning set forth in section 6.2;

"**trading activities**" has the meaning set forth in section 3.7; and

"**Transfer**" when used as a verb, means to sell, grant, assign, encumber, hypothecate, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin-out transactions. When used as a noun, "**Transfer**" means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction;

{W0388567}

1.2 Governing Law

Except for matters of title to the Property or the assignment or transfer of the Property, which will be governed by the law of the situs of the Property, this Agreement shall be construed, interpreted and enforced in accordance with, and the respective obligations of the Parties shall be governed by, the laws of the State of Nevada and the federal laws of United States of America applicable therein and each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such State and all courts competent to hear appeals therefrom.

1.3 Severability

If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

1.4 Calculation of Time

If any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day which is a Business Day.

1.5 Headings

The headings to the articles and sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

1.6 Other Matters of Interpretation

In this Agreement:

(a) the singular includes the plural and vice versa;

(b) the masculine includes the feminine and vice versa;

(c) references to "article," "section" and "subsection" are to articles, sections and subsections of this Agreement, respectively;

(d) all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words "covenants" or "agrees" or "promises";

(e) all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise; and

{W0388567}

(f) the words "hereto," "herein," "hereby," "hereunder," "hereof" and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular article, part, section, exhibit or portion thereof.

ARTICLE 2
ROYALTY DESCRIPTION, RIGHTS OF FIRST REFUSAL ETC.

2.1 Net Smelter Return Royalty

In consideration of the payment of the sum of US$200,000 which has been paid on or before the Execution Date, commencing on the Execution Date the Owner agrees to pay to the Royalty Holder the Royalty in respect of the Products, all on the terms and conditions specified in this Agreement. In the event a court of competent jurisdiction determines that any provision of this Agreement violates the statutory or common law Rule Against Perpetuities, then such provision shall automatically be revised and reformed as necessary to comply with the Rule Against Perpetuities and this Agreement shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

2.2 Interest in Land

The Parties agree that, subject to the provisions of sections 2.7 and 2.8, (a) the Royalty on the Owned Property will be a covenant running with the Owned Property, will be enforceable as an *in rem* interest in land which shall run with the Owned Property and will be binding upon and enure to the benefit of the Parties and their respective successors and assigns; and (b) that any conveyance by the Owner of the Owned Claims shall include a provision requiring the transferee to pay the Royalty on the Owned Claims. It is the intention of the Parties that to the extent permissible at law, the Royalty on the Owned Claims shall be registerable or otherwise recordable in all public places where interests in land in respect of the Property are recordable.

2.3 Tailings and Residue

All tailing, residues, waste rock, spoiled leach materials, and other materials (collectively the "**Materials**") resulting from the Owner's operations and activities on the Property shall be the sole property of the Owner, but shall remain subject to the obligation to pay the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in Products. The Owner shall have the right to dispose of the Materials from the Property, whether on or off of the Property, and to commingle the same with the Materials from other properties. In the event the Materials are processed or reprocessed, as the case may be, the Royalty applicable thereto shall be determined on a *pro rata* basis as determined by using such reasonable and customary engineering and technical practices as are then available.

2.4 Minerals Processing

All determinations with respect to: (a) whether minerals from the Property will be beneficiated, processed or milled by the Owner or sold in a raw state; (b) the methods of beneficiating, processing or milling any such minerals; (c) the constituents to be recovered therefrom; and (d) the purchasers to whom any minerals or mineral substances derived from the Property may be sold, shall be made by the Owner in its sole and absolute discretion.

{W0388567}

2.5 Abandonment, Relinquishment or Non-Renewal

If the Owner or an affiliate of the Owner or any person related thereto wishes to abandon, relinquish, terminate or not renew (the "**Relinquishment Event**") all or any portion of the Owned Claims (the "**Released Property**"), then the Owner shall provide the Royalty Holder written notice of such intended Relinquishment Event (the "**Relinquishment Notice**") at least 90 days prior to the date of the Relinquishment Event, the Royalty Holder will have an exclusive option to acquire the Released Property for US$1 (the "**Royalty Holder's Option**"). The Royalty Holder must exercise the Royalty Holder's Option on or before 30 days prior to the Relinquishment Event (the "**Option Expiry Date**"). If the Royalty Holder exercises the Royalty Holder's Option prior to the Option Expiry Date, the Royalty Holder will assume all of the yearly fees, charges, and expenses necessary to maintain ownership of the Owned Claims.

If the Owner does not receive a written notice from the Royalty Holder indicating that the Royalty Holder will exercise the Royalty Holder's Option prior to the Option Expiry Date, the Royalty Holder's Option will expire and be of no further force or effect.

If a Relinquishment Event is completed and thereafter, the Owner or any Affiliate of the Owner or any person related to the Owner subsequently reacquires a direct or indirect beneficial interest in the Released Property, then such Released Property will once again be subject to the obligation to pay the Royalty with respect thereto.

ARTICLE 3
PAYMENTS, TRADING ACTIVITIES AND BOOKS AND RECORDS

3.1 Payment Obligation

The obligation to pay the Royalty will accrue when there has been a Sale, provided that:

(a) there will be deemed to have been a Sale of treated minerals upon the outturn of minerals from such Products by the treatment facility to the account of the Owner;

(b) the obligation to pay the Royalty will accrue upon any Sale of Mineral Production by the Owner to an unrelated third party that is not captured by section 3.1(a) and for which the Owner receives some form of consideration.

3.2 Due Date

Royalty payments will be due and payable annually within 60 days after the end of the Owners fiscal year in which the same accrued.

3.3 Royalty Statements

Royalty payments will be accompanied by a statement showing in reasonable detail on a Product by Product basis for the relevant year:

{W0388567}

(a) the quantities and grades of Products produced and for which there was a Sale in the year;

(b) the Gross Proceeds of Sale received in the year;

(c) the Allowable Deductions in the year; and

(d) other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

3.4 Adjustments

Subject to section 3.3, all Royalty payments will be considered final and in full satisfaction of all obligations of the Owner with respect thereto, unless the Royalty Holder gives the Owner written notice describing and setting forth a specific objection to the determination thereof within 3 months after the receipt by the Royalty Holder of the yearly Royalty statement. In addition to the provisions of section 3.10 and 3.11, if the Royalty Holder objects to a particular yearly statement as herein provided, then:

(a) the Royalty Holder will have the right, upon reasonable notice and at a reasonable time, and for a reasonable period of duration, to have the Owner's accounts and records relating to the calculation of the Royalty in question audited (the "**Audit**") by a chartered accountant selected by the Royalty Holder;

(b) if the Audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next annual Royalty payment due hereunder. If production has ceased, settlement will be made between the Parties by cash payment; and

(c) the Royalty Holder will pay all costs of the Audit unless a deficiency of four percent or more of the amount due to the Royalty Holder is determined to exist. The Owner will pay the costs of the Audit if a deficiency of four percent or more of the amount due is determined to exist.

Failure on the part of the Royalty Holder to make a claim on the Owner for adjustment in such three month period will establish the correctness of the payment and preclude the filing of exception thereto or the making of claims for adjustment thereon.

3.5 Conversion of Currency

All payments in respect of the Royalty will be made in U.S. dollars.

3.6 Wire Transfer

Payments made under or pursuant to this Agreement will be made by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to the Owner not less than three Business Days prior to the dates upon which such payments are to be made. The date the wire

{W0388567}

transfer process is initiated shall be the date of such payment, provided that the Royalty Holder receives such payment, and the Owner shall have no duty to otherwise apportion any payment to the Royalty Holder or its successors or assigns.

3.7 Trading Activities of Owner

The Owner will have the right to market and sell refined Products in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (the "**trading activities**") which may involve the possible physical delivery of Products. The Parties agree that the Royalty Holder is not a participant in the trading activities of the Owner.

3.8 Books and Records

The Owner shall keep true, complete and accurate books and records of all of its operations and activities with respect to the Property, including the mining of Minerals therefrom and the mining, stockpiling, treatment, processing, refining and transportation of Minerals, prepared in accordance with good mining industry practice, consistently applied. The Royalty Holder and/or its authorized representatives shall be entitled, upon delivery of 20 Business Days advance notice, during the normal business hours of the Owner, in a manner that does not unreasonably interfere with the Owner's business, to perform audits or other reviews and examinations of the Owner's books and records relevant to the calculation and payment of the Royalty pursuant to this Agreement to confirm compliance with the terms of this Agreement, including without limitation, calculations of Net Smelter Returns. Without limiting the generality of the foregoing, the Royalty Holder shall have the right to audit all invoices and other records relating to the transportation of Minerals from the Property to any mill, refinery or other processor at which Minerals from the Property may be milled, smelted, concentrated, refined or otherwise treated or processed and relating to the transportation of Minerals in the form of concentrates, slag or other waste products from any mill at which Minerals from the Property may be milled, to a processor. The Royalty Holder shall diligently complete any audit or other examination permitted hereunder. All expenses of any audit or other examination permitted hereunder shall be paid by the Royalty Holder, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of any Royalty payments paid to the Royalty Holder hereunder in respect of the period being audited or examined in an amount greater than four percent of the amount of the Royalty properly payable with respect to such period, in which event all expenses of such audit or other examination shall be paid by the Owner.

In performing such audit the Royalty Holder and/or its agents shall have reasonable access to all sampling, assay, weighing, and production records, including all mining, stockpile and milling records of the Owner relating to the Property and any Minerals derived from the Property (and the Royalty Holder shall be allowed to make notes or a photocopy thereof, subject to the provisions of section 10.2), all of which such records shall be kept and retained by the Owner in accordance with good mining industry practice for a period of six years.

3.9 Annual Report

{W0388567}

The Owner shall deliver to the Royalty Holder an Annual Report on or before 120 days after the last day of each fiscal year of the Owner. With respect to the information referenced as items (vi) and (vii) in the definition of and included in any Annual Report, the Owner does not make any representation or warranty as to the accuracy, reliability or completeness of the same, and the Royalty Holder shall rely on the same at its sole risk. The Parties agree that the Owner shall have no obligation to comply with or abide by any of the forecasts or schedules included in the information referenced as items (vi) and (vii) in the definition of and included in any Annual Report, and the Owner shall have no liability to the Royalty Holder or any third party with respect to a failure to do so. With respect to any Annual Report, the Royalty Holder shall have the right to dispute any information of the kind referenced as items (i) and (v) in the definition of Annual Report in accordance with the provisions of this section. If the Royalty Holder disputes any of that information in an Annual Report:

(a) the Royalty Holder shall notify the Owner in writing within 90 days from the date of delivery of the applicable Annual Report that it disputes the accuracy of that Annual Report (or any part thereof) (the "**Audit Dispute Notice**");

(b) the Royalty Holder on the one hand and the Owner on the other hand shall have 90 days from the date the Audit Dispute Notice is delivered by the Royalty Holder to resolve the dispute. If the Royalty Holder and the Owner have not resolved the dispute within the said 90 day period, a mutually agreed independent third-party expert will be appointed to prepare a report with respect to the dispute in question (the "**Expert's Report**"). If the Royalty Holder and the Owner have not agreed upon such expert within a further 10 days after the said 90 day period, then the dispute as to the expert shall be resolved by the dispute mechanism procedures set forth in Article 8;

(c) if the Expert's Report concludes that the amount of the Royalty which was to have been paid to the Royalty Holder was deficient by four percent or less from the Royalty set out in the Annual Report, then the cost of the Expert's Report shall be borne by the Royalty Holder;

(d) if the Expert's Report concludes that the amount of the Royalty which was to have been paid to the Royalty Holder was deficient by more than four percent from the Royalty set out in the Annual Report, then the cost of the Expert's Report shall be borne by the Owner; and

(e) if the Royalty Holder or the Owner disputes the Expert's Report and such dispute is not resolved between the Parties within ten days after the date of delivery of the Expert's Report, then such dispute shall be resolved by the dispute mechanism procedures set forth in Article 8.

If the Owner does not deliver an Annual Report as required pursuant to this Article, the Royalty Holder shall have the right to perform or to cause its representatives or agents to perform, at the cost and expense of the Owner, an audit of the books and records of the Owner relevant to the Royalty in conjunction with the provisions of section 3.10. The Owner shall grant the Royalty Holder and its agents access to all such books and records on a timely basis during normal business hours. In order to exercise this right, the Royalty Holder must provide not less than three Business

{W0388567}

Days' written notice to the Owner of its intention to conduct the said audit. If within seven days of receipt of such notice, the Owner delivers the applicable Annual Report, then the Royalty Holder shall have no right to perform the said audit. If the Owner delivers the Annual Report before the delivery of the report prepared in connection with the said audit, the applicable Annual Report shall be taken as final and conclusive, subject to the rights of the Royalty Holder as set forth in Article 8. Otherwise, absent any manifest or gross error in the Royalty Holder audit report, the said report shall be final and conclusive, subject to the provisions of Article 8.

3.10 Rights to Monitor Processing of Minerals

Subject at all times to the workplace rules and supervision of the Owner, and in compliance with applicable laws, the Royalty Holder shall at all reasonable times and upon reasonable notice, and at its sole risk and expense, have:

(a) a right of access by its representatives to the Property and to any mill used by the Owner to process Minerals derived from the Property (provided that in the event such mill is not owned or controlled by the Owner, such right of access shall only be the same as any such right of access of the Owner); and

(b) the right:

(i) to monitor the Owner's stockpiling and milling of ore or Minerals derived from the Property and to take samples from the Property or from any mill or processor for the purposes of assay verifications; and

(ii) to weigh or to cause the Owner to weigh all trucks transporting Minerals from the Property to any mill processing Minerals from the Property prior to dumping of such ore and immediately following such dumping.

The Royalty Holder shall defend, indemnify and hold the Owner harmless from and against any Losses for damage to property or injury to or death of persons arising from any such inspection, or any inspection conducted pursuant to the provisions of section 9.2, except to the extent the same are caused by the gross negligence or wilful misconduct of the Owner.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE OWNER

4.1 Representations and Warranties of the Owner

The Owner hereby represent and warrant to and in favour of the Royalty Holder and acknowledge and agree that the Royalty Holder is entering into this Agreement on the basis of such representations and warranties, namely, that they each have the corporate or limited liability company power, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by the Owner have been duly authorized by all required corporate or limited liability company action of the Owner and this Agreement represents a valid and

{W0388567}

binding obligation of the Owner enforceable against the Owner in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally.

4.2 Representations and Warranties of Royalty Holder

The Royalty Holder represents and warrants to and in favour of the Owner and acknowledges and agrees that the Owner are entering into this Agreement on the basis of such representations and warranties, namely, that they have, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by it has been duly authorized by all and this Agreement represents a valid and binding obligation of the Royalty Holder duly enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally.

ARTICLE 5
INDEMNITIES

5.1 Indemnity by the Owner

The Owner does hereby agree to defend, indemnify, reimburse and hold harmless the Royalty Holder, and its successors and assigns (collectively, the "**Royalty Holder Indemnified Parties**"), and each of them, from and against any and all Losses that the Royalty Holder Indemnified Parties may sustain, suffer or incur as a result of:

(a) a breach of this Agreement by the Owner; and

(b) operations conducted on or in respect of the Property by or on behalf of the Owner that result from or relate to the mining, handling, transportation, smelting or refining of the Products, including without limitation Losses, in any way arising from or connected with any non-compliance with environmental laws or any contaminants or hazardous substances on, in or under the Property or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or hazardous substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part thereof.

5.2 Indemnity by the Royalty Holder

The Royalty Holder does hereby agree to defend, indemnify, reimburse and hold harmless the Owner, their officers, directors, members, managers, shareholder, employees and their successors and assigns (collectively, the "**Owner Indemnified Parties**"), and each of them, from and against any and all Losses that the Owner Indemnified Parties may sustain, suffer or incur as a result of a breach of this Agreement by the Royalty Holder.

ARTICLE 6
TRANSFER RIGHTS

{W0388567}

6.1 Restricted Transfer Rights of the Owner

The Owner may Transfer, in whole or in part: (i) the Property; (ii) their respective rights and obligations under this Agreement so long as the following conditions are satisfied:

(a) the Owner provide the Royalty Holder with at least 30 days prior written notice of the intent to Transfer of the Owner;

(b) any purchaser, merged company, transferee or assignee, as a condition to completion of the Transfer, agrees in writing in favour of the Royalty Holder to be bound by the terms of this Agreement, including without limitation, this section.

6.2 Transfer Rights of the Royalty Holder

If the Royalty Holder receives a bona fide offer (the "**Offer**") in writing from any third party to purchase any right, title and interest of the Royalty Holder's rights and obligations under this agreement which it wishes to accept, then the Royalty Holder shall, within 5 business days of receipt of the Offer, first irrevocably offer (the "**ROFR Offer**") to sell such right, title and interest of the Royalty Holder's rights and obligations under this agreement (the "**Offered Interest**") to the Owner at the same price and on the same terms and conditions as those contained in the ROFR Offer.

(a) The ROFR Offer shall set forth:

i. The Offered Interest;

ii. The price of the Offered interest in lawful money of the United States (the "**ROFR Price**");

iii. The identity of the prospective purchaser;

iv. That the ROFR Offer is open for acceptance for a period of not less than 45 days after its receipt by the other Party; and

v. The terms and conditions of the sale.

(b) Subject to this section 6.2, if the ROFR Offer is not accepted, the Royalty Holder may sell, transfer or otherwise dispose of all but not less than all the Offered Interest to such person, firm or company (the "**Third Party**") but only for the same price and upon the same terms and conditions specified in the ROFR Offer and only within the period of 45 days.

If the Royalty Holder wishes to transfer any right, title and interest in the Royalty Holder's rights and obligations under this agreement to an Affiliate of the Royalty Holder (the "**Related Party Transfer**"), the Royalty Holder will provide the Owner with written notice of the Related Party Transfer to the Owner. The Related Party Transfer will be subject to the Owner's approval, which will not be unreasonably withheld.

{W0388567}

The Royalty Holder shall have the right to Transfer or encumber, in whole or in part, its rights and obligations under this Agreement to another Person upon the delivery to the Owner of thirty · Business Days prior written notice, during this thirty business day period the Owner with have the right of first refusal to purchase in cash by matching the same bonafide 3rd party offer. In such a case, provided that such other Person has agreed to be bound by such transferred or encumbered obligations under this Agreement, the Royalty Holder shall be released from such transferred obligations under this Agreement.

6.3 Project Financing or Lease Financing of the Owner

The Owner covenants to and in favour ofthe Royalty Holder that the terms ofany project financing or Lease Financing arranged with respect to the Property shall not allow for the lenders to prohibit or interfere with any Royalty payments due to the Royalty Holder hereunder or allow for cash sweeps or payments of excess cash flow to the lenders in priority to any Royalty payments due to the Royalty Holder hereunder. In connection with any such project financing or Lease Financing the Owner shall obtain at the closing of such project financing or Lease Financing a certificate executed by an authorized officer ofeach lending institution or any other third party to the project financing or Lease Financing, acknowledging the validity and existence ofthis Agreement and the Royalty obligations under this Agreement and agreeing that it will not object to or attempt to prohibit payment of any ofthe payments ofthe Royalty hereunder.

ARTICLE 7

DISPUTE RESOLUTION

7.1 Arbitration

In the event ofa dispute in relation to this Agreement, including without limitation, the existence, validity, performance, breach or termination hereof or any matter arising hereunder, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. Failing resolution satisfactory to either Party, within ten days of the time frame specified herein or if no time frame is specified within ten days of the delivery ofnotice by either Party ofthe said dispute, which shall be after the dispute remains open for a period of90 days, either Party may request that the dispute be resolved by binding arbitration, conducted in English, in Reno, Nevada, pursuant to the domestic commercial arbitration rules of the State ofNevada. In accordance with its Domestic Commercial Arbitration Rules ofProcedure, subject to the following:

(a) To demand arbitration either Party (the "Demanding Party") shall give written notice (the "Dispute Notice") to the other Party (the "Responding Party"), which Dispute Notice shall toll the running of any applicable limitations of actions by law or under this Agreement. The Dispute Notice shall specify the nature ofthe allegation and the issues in dispute, the amount or value involved (ifapplicable) and the remedy requested. Within 21 Business Days of receipt of the Dispute Notice, the Responding Party shall answer the demand in writing, responding to the allegations and issues that are disputed.

(b) The Demanding Party and the Responding Party shall mutually agree upon one single qualified arbitrator, within seven Business Days ofthe Responding Party's answer, failing which any of the Demanding Party and the Responding Party may request to appoint one qualified arbitrator within five Business Days of the Responding Party's answer. The arbitrator shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated.

(c) No later than 15 Business Days after hearing the representations and evidence of the Parties, the arbitrator shall make its determination in writing in English and shall deliver one copy to each of the Parties. The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court. The decision rendered by the arbitrator may be entered into any court for enforcement purposes.

(d) The arbitrator may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitrable) and all matters of procedure relating to the arbitration.

(e) The arbitrator shall have the right to grant legal and equitable relief and to award costs (including reasonable legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator in its determination, if applicable. The arbitrator may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute.

(f) All papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in this Agreement.

(g) The Parties agree to treat as Confidential Information, in accordance with the provisions of section 10.2, the following: the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this section, a Party may disclose such Confidential Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under section 10.2.

ARTICLE 8
OPERATION OF THE PROPERTY

8.1 Owner to Determine Operations

The Owner will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers

{W0388567}

prudent or appropriate to do so. The Owner will owe the Royalty Holder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Owner may determine in its sole and unfettered discretion.

8.2 Commingling

Commingling of Products from the Property with other ores, concentrates, minerals, minerals or mineral by-products produced elsewhere is permitted, provided that reasonable and customary procedures are established for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable minerals contained in such Products and in the other ores, concentrates, minerals, minerals and mineral by-products. The Royalty Holder will have the right, during reasonable business hours and upon 14 days prior notice to the Owner, to enter upon the Property and to inspect the plant and procedures followed by the Owner with respect to allocations made under this section, provided that such entry will be at the sole risk and cost of the Royalty Holder, and in compliance with applicable safety rules and regulations.

8.3 Nature of Royalty Holder Interest

The Royalty payable to the Royalty Holder shall be payable only on production of Products from the Property, and not production from any other properties adjacent to or in the vicinity of the Property. The Royalty Holder shall not have any possessory or working interest in the Property, nor any of the incidents of such interest.

ARTICLE 9
MISCELLANEOUS

9.1 Other Activities and Interests

This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property. Each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate therein including activities involving mineral claims or mineral leases adjoining the Property.

9.2 Confidentiality

All information, data, reports, records, analyses, economic and technical studies and test results relating to the Property and the activities of the Owner or any other party thereon and the terms and conditions of this Agreement, all of which will hereinafter be referred to as "**Confidential Information**," will be treated by the Royalty Holder as confidential and will not be disclosed to any person not a party to this Agreement, except in the following circumstances:

(a) the Royalty Holder may disclose Confidential Information to its auditors, legal counsel, institutional lenders, brokers, underwriters and investment bankers, provided that such non-party users are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the

{W0388567}

Confidential Information to those purposes necessary for such non-party users to perform the services for which they were retained by the Royalty Holder;

(b) the Royalty Holder may disclose Confidential Information to prospective purchasers of the Royalty Holder's right to receive the Royalty, provided that each such prospective purchaser first agrees in writing to hold such information confidential in accordance with this section and to use it exclusively for the purpose of evaluating its interest in purchasing such Royalty right;

(c) the Royalty Holder may disclose Confidential Information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, and the Owner agrees to provide to the Royalty Holder all such information as the Royalty Holder, acting reasonably, determines is necessary or desirable to fulfill the Royalty Holder disclosure obligations and requirements under applicable securities laws, provided that prior to making any such disclosure the Royalty Holder shall give the Owner three Business Days' prior written notice and the opportunity to comment on such disclosure; or

(d) with the approval of the Owner.

Any Confidential Information that becomes part of the public domain by no act or omission in breach of this section will cease to be confidential information for the purposes of this section. The Royalty Holder will defend, indemnify and hold the Owner harmless from and against any and all Losses arising from or related to the disclosure of any Confidential Information by any third party referred to in sections 10.2(a) or (b) in breach of the provisions of this Article 10. The Royalty Holder agrees that any Confidential Information it discloses under section 10.2(c) shall be accompanied by public-company standard disclaimers regarding reliance on forward-looking statements.

9.3 No Partnership

This Agreement is not intended to, and will not be deemed to, create any partnership relation among the Parties including, without limitation, a joint venture, mining partnership or commercial partnership. The obligations and liabilities of the Parties will be several and not joint and none of the Parties will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of any other Party. Nothing herein contained will be deemed to constitute a Party the partner, agent, joint venture or legal representative of the other Party.

9.4 No Waivers

No waiver of or with respect to any term or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party, and then such waiver shall be effective only in the specific instance and for the purpose for which given. No course of dealing among the Parties, nor any failure to exercise, nor any delay in exercising, on the part of any Party hereunder, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

{W0388567}

9.5 Time of the Essence

Time shall be of the essence in the performance of any and all of the obligations of the Parties hereunder, including without limitation, the payment of monies.

9.6 Further Assurances

Each Party will, at the request of another Party and at the requesting Party's expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Agreement.

9.7 Entire Agreement

This Agreement, including the Schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto being hereby expressly rescinded and replaced hereby. No modification or alteration of this Agreement will be effective unless in writing executed subsequent to the date hereof by both Parties. No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties. There are no implied covenants contained herein.

9.8 Notice

Any notice, demand, consent or other communication ("**Notice**") given or made under the Agreement:

(a) must be in writing and signed by a person duly authorised by the sender;

(b) must be delivered to the intended recipient by hand, by overnight courier, or fax or email to the address or fax number below or the address, email address or fax number last notified by the intended recipient to the sender:

To the Owner:

ENERTOPIA CORP
#22 1873 Spall Road
Kelowna, BC V1Y 4R2

Attention: Robert McAllister
Email: mcallister@enertopia.com

To the Royalty Holder:

LINUS TRUST (ITA5831/2007)

{W0388567}

Attn: Samuel Gilling
Southpac Trust Limited
P O Box 11, ANZ House
Avarua, Rarotonga
Cook Islands
Email: sgilling@southpacgroup.com

with a copy to:

Macdonald Tuskey Law Corporation
409 - 221 W. Esplanade,
North Vancouver BC V7M 3J3

Attention: Bill Macdonald
Fax No.: 604.973.0280
Email: wmacdonald@wlmlaw.ca

(c) will be deemed to be duly given or made when delivered;

but if the result is that a Notice would be deemed to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 4:00 pm (local time) it will be deemed to have been duly given or made at the commencement of business on the next Business Day in that place.

9.9 Counterparts

This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.

9.10 Parties in Interest

Subject to the provisions of Article 7, this Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. Except set forth in the previous sentence, there are no intended third-party beneficiaries of this Agreement.

9.11 Tax Laws

Following the execution and delivery of this Agreement, each of the Parties will co-operate reasonably with the other Party in implementing any reasonable proposed adjustments to the structure of this Agreement to facilitate tax planning, provided that such adjustments have no material adverse impact on the non-proposing Party and that such adjustments shall not or would not be reasonably likely to result in the non-proposing Party incurring any significant costs or liabilities.

{W0388567}

9.12 Legal Advice

Royalty Holder expressly acknowledges that it has sought (or has had the opportunity to seek) the advise of Royalty Holder own legal counsel to assist Royalty Holder in negotiating and reviewing this Agreement. Royalty Holder expressly acknowledges that Royalty Holder is not relying on any oral or written statement (not expressly set forth in this Agreement) made by Owner, its employees or agents regarding any matters pertaining to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

By: ENERTOPIA CORP.,

By: ______________________
Authorized Signatory

Robert McAllister
Name

President & CEO

By: LINUS TRUST (ITA5831/2007).,

By: ______________________
Authorized Signatories

Charles Petero & Ngatokoa Ahiao
Name

Authorized signatories of Southpac Trust International, Inc.
as Trustee of Linus Trust

{W0388567}

SCHEDULE "A"

DESCRIPTION OF PROPERTY

Enertopia Corp Properties Subject to Royalty				
Unpatented Claims in Esmeralda County, Nevada				
Claim Name	**Owner**	**Location Date**	**BLM NMC**	**County Doc. #**
STEVE 1	ENERTOPIA CORP	07/08/2017	1148769	0208691
STEVE 2	ENERTOPIA CORP	07/08/2017	1148770	0208692
STEVE 3	ENERTOPIA CORP	07/08/2017	1148771	0208693
STEVE 4	ENERTOPIA CORP	07/08/2017	1148772	0208694
STEVE 5	ENERTOPIA CORP	07/08/2017	1148773	0208695
STEVE 6	ENERTOPIA CORP	07/08/2017	1148774	0208696
STEVE 7	ENERTOPIA CORP	07/08/2017	1148775	0208697
STEVE 8	ENERTOPIA CORP	07/08/2017	1148776	0208698
DAN 1	ENERTOPIA CORP	07/09/2017	1148760	0208700
DAN 2	ENERTOPIA CORP	07/09/2017	1148761	0208701
DAN 3	ENERTOPIA CORP	07/09/2017	1148762	0208702
DAN 4	ENERTOPIA CORP	07/09/2017	1148763	0208703
DAN 5	ENERTOPIA CORP	07/09/2017	1148764	0208704
DAN 6	ENERTOPIA CORP	07/09/2017	1148765	0208705
DAN 7	ENERTOPIA CORP	07/09/2017	1148766	0208706
DAN 8	ENERTOPIA CORP	07/09/2017	1148767	0208707
DAN 9	ENERTOPIA CORP	07/09/2017	1148768	0208708

PERMITTED ENCUMBRANCES

A. Other Encumbrances

1. Rights of third parties to use the surface of the located mining claims.

{W0388567}